EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Nokia Completes Its Acquisition of NAVTEQ

Chicago– July 10, 2008– NAVTEQ announced today that Nokia has completed its previously announced acquisition of NAVTEQ.  The transaction is valued at approximately $8.1 billion.  Under the terms of the merger agreement, which was approved by NAVTEQ stockholders at a special meeting held on December 12, 2007, NAVTEQ stockholders are entitled to receive $78.00 in cash  without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger. .

NAVTEQ common stock will cease trading on the New York Stock Exchange prior to the commencement of trading on July 10, 2008 and will no longer be listed on the New York Stock Exchange.  Stockholders of record as of the effective time of the merger will receive a letter of transmittal and instructions on how to surrender their shares of NAVTEQ common stock in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their shares.

NAVTEQ maps will continue to be broadly available and NAVTEQ expects to increase its investment in its map and traffic capabilities as part of Nokia.

NAVTEQ maps are available in 73 countries today and are distinguished by their detailed inclusion of over 260 road network attributes essential to dynamic, turn-by-turn route guidance and navigation.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has more than 3,600 employees located in 187 offices and in 39 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A. Risk Factors” in each of the Company’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

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